EXHIBIT 99
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NEWS RELEASE	For more information
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Reports First Quarter 2006 Results

➢	Achieves $0.26 Earnings Per Diluted Share from Continuing Operations
➢	Increases Revenue by 35.8% vs. First Quarter 2005
➢	Grows Logistics Segment Revenue by 97.8%
➢	Drivetrain Segment Wins the Honda Supplier Excellence Award
➢	Exits Independent Aftermarket

DOWNERS GROVE, Illinois, Wednesday, April 26, 2006 -- Aftermarket Technology Corp. (NASDAQ:ATAC), today reported financial results for the first quarter 2006.

First Quarter Results

For the quarter ended March 31, 2006, net sales increased by $31.5 million or 35.8% to $119.4 million from $87.9 million for the quarter ended March  31, 2005. Income from continuing operations of $5.7 million or $0.26 per diluted share includes a non-cash charge of $1.1 million (net of tax) or $0.05 per diluted share for the write-off of deferred debt issuance costs related to the early retirement of the Company’s former credit facility and the $0.01 per diluted share impact of the prospective adoption of FAS 123R. As part of the Company’s previously announced plan to discontinue its Independent Aftermarket businesses, ATC ceased production of PROFormance branded transmissions during the first quarter and recorded a loss from discontinued operations of $8.9 million or $0.41 per diluted share in the first quarter consisting primarily of non-cash asset impairment charges. This compares to a loss from discontinued operations of $0.02 per diluted share for the first quarter of 2005.

Management Comments

In commenting on the Company’s results, Don Johnson, Chairman, President and CEO said, “For first quarter 2006, we earned $0.26 per diluted share from continuing operations. This includes the impact of a non-cash write-off of deferred debt issuance costs related to our former credit facility and the non-cash costs related to the prospective adoption of FAS 123R. Considering these impacts, first quarter 2006 results compare favorably to the $0.27 per diluted share for the first quarter 2005.”

“Quarter-over-quarter, revenues grew 35.8% to $119.4 million primarily due to the record volume in our Logistics business, where revenue was up 97.8%. Clearly, our significant growth in Logistics is directly attributable to continued high-quality, value-added services on which our growing list of customers depend.”

“As previously announced, during the first quarter we established a new $150 million, 5-year senior secured revolving credit facility with improved capacity, flexibility and terms compared to the prior facility. We also repurchased just over 200,000 shares of our stock in accordance with our previously announced modest repurchase program for 2006.”

“In our Drivetrain Segment, during the quarter we saw sales increase by $1.0 million to $57.7 million. The increase in first quarter 2006 revenue was primarily driven by medium/heavy-duty transmission volumes and an increase in our business with Honda, partially offset by a decrease in demand in light-duty transmission volumes due to the inventory build-up in the second half of 2005 by certain key customers as well as price adjustments due to recent contract extensions. Segment margin as a percent of sales, which decreased to 9.5% for first quarter 2006 versus 11.6% for first quarter 2005, was adversely affected by reduced volumes due to our customers’ inventory burn, price adjustments related to supply agreement extensions, recognition of non-value-added core revenues from Allison, continued modest investment in new products such as the NuVinci™ CVP technology and costs related to FAS 123R.”

“As far as other developments in Drivetrain, we are proud to announce that late in the quarter, we received the 2005 Honda Supplier Excellence Award recognizing excellence in quality, delivery and cost. I am particularly excited about this recognition as only 30 out of 600 suppliers providing goods and services to Honda’s vehicle production and Parts and Service organization received this coveted award.”

“As previously disclosed, during the quarter we extended our relationship for the base business with Ford through 2008 and secured Chrysler’s 40TE and 48RE remanufactured transmission programs. Our new business wins are expected to total $5 million of annualized revenue once fully implemented. To summarize the first quarter for Drivetrain, our team worked hard to solidify our base business and add key program wins with both existing and new customers.”

“Our Logistics Segment delivered another record quarter with net sales of $61.7 million up 97.8% from $31.2 million for the first quarter of 2005, driven by growth in our base business and a phenomenal volume increase in our returns, test and repair services. The increase in the base business was the result of the continued growth in the wireless devices market, as  well as the ramp-up of last year’s new business wins. We also experienced a significant increase in returns, test and repair volumes attributable to a policy change by one of our key customers in its process for managing returns, coupled with a one-time event surrounding one of the cell phone devices we service. We won $9 million of annualized new business including our first win in the broadband and cable vertical, one of the new markets that we have targeted for growth.”

“I am proud to say that our Logistics team took some extraordinary actions to quickly handle the unanticipated increase in returns, test and repairs for one of our key customers. While this impacted margins in the short term, we feel confident that our ability to ramp up and accommodate our customer’s need was a long-term investment in an ongoing relationship. Importantly, we are adding capacity to more efficiently manage this customer’s overall need for test and repair services.”

“Overall, our first quarter 2006 Logistics segment margin as a percentage of sales was 9.7% versus 11.2% for the first quarter of 2005. Although first quarter 2006 margin was impacted by the additional costs associated with processing the significant volume increase in returns, test and repairs, as well as price adjustments from a 2005 contract extension and cost related to FAS 123R, the Logistics segment posted a 71% improvement in profit compared to the first quarter of 2005.”

“Previously, we announced plans to exit our Independent Aftermarket business. We are transitioning the transmission component of this business to our OES customers and are exploring strategic alternatives for the engine component of this business. As a result, our Independent Aftermarket business has been accounted for as a discontinued operation.”

“In February, we presented our three-year growth plan that includes securing our base business and expanding the overall business led by growth in Logistics. Clearly, this first quarter positioned us well for execution on our growth plan through the business renewals in Drivetrain, new program wins with both existing and new customers in both segments and significant growth in our Logistics business. Our guidance for income from continuing operations per diluted share is $0.29-$0.33 for the second quarter and our full-year guidance of $1.50-$1.60 per diluted share remains unchanged,” Johnson concluded.

ATC will simultaneously host a conference call (dial-in number is 888-515-2235) and web cast on April 27, 2006 at 9:00 A.M. Central time to discuss items referenced in this press release.

Conference call information (for those interested in asking questions after the presentation) and the webcast link (for those interested in listening only) are available at the Company’s website at www.goATC.com. Click on Investor Relations and Filings. Select Webcasts. Please access the website at least 15 minutes prior to the call to register, download slides and install any necessary audio/video software. A “No Audio-Slides Only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one year on the ATC website and will be available two hours subsequent to the call.

For further information, please see the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois. The Company provides outsourced engineered solutions and supply chain logistics services to the light and medium/heavy-duty vehicle aftermarket and consumer electronics industries.
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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that are predictive or express expectations, which depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions.  Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate. Actual results may differ materially from those projected or implied in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the three months ended March 31,
	2006	2005
	(Unaudited)

Net sales:
Products	$57,707	$56,724
Services	61,699	31,197
Total net sales	119,406	87,921

Cost of sales:
Products	45,558	42,970
Services	49,609	23,218
Total cost of sales	95,167	66,188

Gross profit	24,239	21,733

Selling, general and administrative expense	12,575	11,467
Amortization of intangible assets	31	31
Exit, disposal, certain severance and other charges	106	86

Income from operations	11,527	10,149

Interest income	425	802
Other income (expense), net	27	(24)
Equity in losses of investee	-	(20)
Write-off of debt issuance costs	(1,691)	-
Interest expense	(1,838)	(1,951)

Income from continuing operations before income taxes	8,450	8,956

Income tax expense	2,721	3,269

Income from continuing operations	5,729	5,687

Loss from discontinued operations, net of income taxes	(8,929)	(337)

Net (loss) income	$(3,200)	$5,350

Per common share - basic:
Income from continuing operations	$0.26	$0.27
Loss from discontinued operations	(0.41)	(0.02)
Net (loss) income	$(0.15)	$0.25

Weighted average number of common shares
outstanding	21,664	21,171

Per common share - diluted:
Income from continuing operations	$0.26	$0.27
Loss from discontinued operations	(0.41)	(0.02)
Net (loss) income	$(0.15)	$0.25

Weighted average number of common and
common equivalent shares outstanding	21,952	21,392